EXHIBIT 99.1

UNANIMOUS WRITTEN CONSENT OF THE BOARD OF DIRECTORS
IN LIEU A MEETING OF THE BOARD OF DIRECTORS
-OF-
AMERICAN METAL & TECHNOLOGY, INC.

The undersigned, being all of the directors of American Metal & Technology, Inc., a Delaware corporation (the "Company") do hereby consent to the adoption of the following resolutions by written consent, without a meeting of the Board of Directors of the Company, pursuant to Section 141(f) of the Delaware General Corporation Law ("DGCL").

WHEREAS, the Board of Directors (the "Board") believes that it is in the best interest of the Company to provide incentive compensation to key members of its management, as selected and determined by the Board, in its sole and absolute discretion, if the Company has four million ($4,000,000) dollars or more in net income for the fiscal year of 2008, as reflected in the audited Financial Statements of the Company as filed with the Securities and Exchange Commission in conformity with the generally accepted accounting principles applied on a consistent basis;

WHEREAS, the incentive compensation shall be paid by the issuance of shares of common stock by the Company as follows: (A) 533,333 shares of common stock determined by multiplying the initial four million ($4,000,000) dollars of net income by ten (10%) percent and dividing the product by an agreed value of $0.75 per share and (B) such number of additional shares of common stock determined by multiplying the amount of net profit in excess of four million ($4,000,000) dollars by twenty (20%) percent and dividing such product by an agreed value of $0.75 per share.

NOW THEREFORE, it is

RESOLVED, the Board hereby authorizes incentive compensation to key members of its management, selected and determined by the Board, in its sole and absolute discretion, if the Company has four million ($4,000,000) dollars or more in net income for the fiscal year of 2008, as reflected in the audited Financial Statements of the Company as filed with the Securities and Exchange Commission in conformity with the generally accepted accounting principles applied on a consistent basis;

RESOLVED, the incentive compensation shall be paid by the issuance of shares of common stock by the Company as follows: (A) 533,333 shares of common stock be determined by multiplying the initial four million ($4,000,000) dollars of net income by ten (10%) percent and dividing the product by an agreed value of $0.75 per share and (B) such number of additional shares of common stock determined by multiplying the amount of net profit in excess of four million ($4,000,000) dollars by twenty (20%) percent and dividing such product by an agreed value of $0.75 per share;

RESOLVED, that the officers of the Company, and each of them, are hereby authorized and empowered, in the name and on behalf of the Company, to execute such documents and to take such additional action as they or any of them may deem necessary or desirable in order to implement the intents and purposes of the foregoing resolution.

IN WITNESS WHEREOF, the undersigned have executed this Written Consent as of the 31st day of October, 2008.

/s/ Chen Gao
Chen Gao

/s/ Xin Yan Yuan
Xin Yan Yuan

/s/ Li Wei Gao
Li Wei Gao